Exhibit 4.1
DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934
The following is a brief description of the securities of Verano Holdings Corp., a British Columbia corporation (“Verano”), registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description of the terms of our Class A subordinate voting shares, without par value (“Subordinate Voting Shares”), does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of the Business Corporations Act (British Columbia) (the “Business Corporations Act”) and the full text of the Articles and Notice of Articles of Verano (the “Articles”), each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4 is a part. As used herein, the terms “we,” “us” and “our” refer to Verano and not to any of its subsidiaries.
Authorized Share Capital
Under our Articles, our authorized share capital consists of an unlimited number of Subordinate Voting Shares and an unlimited number of Class B proportionate voting shares, without par value (“Proportionate Voting Shares”). Our Articles provide that the board of directors of Verano (the “Board”), subject to Section 54 of the Business Corporations Act, may increase, reduce or eliminate the maximum number of shares that Verano is authorized to issue out of any class or series of shares or establish a maximum number of shares that Verano is authorized to issue out of any class or series of shares for which no maximum is established.
As of [ ], 2023, the issued and outstanding share capital of Verano consisted of: (i) [ ] Subordinate Voting Shares and (ii) [ ] Proportionate Voting Shares (collectively, the “Shares”). The total number of equity shares outstanding as of such date, assuming all outstanding Shares are converted into Subordinate Voting Shares, would be [ ].
Our Subordinate Voting Shares and Proportionate Voting Shares are duly authorized, validly issued, fully paid and nonassessable.
Subordinate Voting Shares
Dividend Rights
The holders of Subordinate Voting Shares are entitled to receive dividends payable in cash or property of Verano as may be declared thereon by the Board from time to time. The Board may not declare a dividend payable in cash or property on the Subordinate Voting Shares unless the Board simultaneously declares a dividend payable in cash or property on the Proportionate Voting Shares, in an amount per Proportionate Voting Share equal to the amount of the dividend declared per Subordinate Voting Share, multiplied by 100.
Holders of fractional Subordinate Voting Shares will be entitled to receive any dividend declared on the Subordinate Voting Shares in an amount equal to the dividend per Subordinate Voting Share multiplied by the fraction thereof held by such holder.
Notice Rights
The holders of Subordinate Voting Shares are entitled to notice of and to attend and vote at any meeting of the shareholders of Verano, except a meeting of which only holders of another class or series of shares of Verano will have the right to vote.
Voting Rights
The holders of Subordinate Voting Shares are entitled to one vote in respect of each Subordinate Voting Share held. The holders of Subordinate Voting Shares and Proportionate Voting Shares vote together as a single class, unless otherwise required by the Articles or applicable law. Each Subordinate Voting Share entitles the holder to one vote, whereas each Proportionate Voting Share entitles the holder to 100 votes. Generally, all other matters to be voted on by shareholders must be approved by a majority of the votes which could be cast by the holders of Subordinate Voting Shares and Proportionate Voting

Exhibit 4.1
Shares present or represented by proxy and entitled to vote. Directors of Verano will be elected by a plurality of votes cast in the election of directors.
A special resolution consisting of at least two-thirds of the votes cast on the resolution by the holders of our Subordinate Voting Shares is required to alter or amend our Articles if the result of such alteration or amendment would prejudice or interfere with any right or special right attached to the Subordinate Voting Shares or affect the rights or special rights of the holders of Subordinate Voting Shares or Proportionate Voting Shares on a per share basis as provided for in the Articles.
There are no cumulative voting rights.
Other Rights and Preferences
Holders of Subordinate Voting Shares are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions. There are no restrictions on the alienability of the Subordinate Voting Shares other than general restrictions under United States and Canadian securities laws.
Liquidation Rights
In the event of the liquidation, dissolution or winding-up of Verano, whether voluntary or involuntary, or in the event of any other distribution of assets of Verano to its shareholders for the purposes of winding up its affairs, the holders of Subordinate Voting Shares will be entitled to participate pari passu with the holders of Proportionate Voting Shares, with the amount of such distribution per Subordinate Voting Share equal to the amount of such distribution per Proportionate Voting Share divided by 100; and each fraction of a Subordinate Voting Share will be entitled to the amount calculated by multiplying such fraction by the amount payable per whole Subordinate Voting Share.
Conversion Rights
Subject to approval by the Board, each Subordinate Voting Share may be converted at the option of the holder into such number of Proportionate Voting Shares as is determined by dividing the number of Subordinate Voting Shares being converted by 100.
In the event that an offer is made to purchase Proportionate Voting Shares, and such offer is required, pursuant to applicable securities legislation or the rules of any stock exchange on which the Proportionate Voting Shares or the Subordinate Voting Shares which may be obtained upon conversion of the Proportionate Voting Shares, may then be listed, to be made to all or substantially all of the holders of Proportionate Voting Shares in a province or territory of Canada to which the requirement applies and not made to the holders of Subordinate Voting Shares for consideration per Subordinate Voting Share equal to or greater than 1/100th of the consideration offered per Proportionate Voting Share, then each Subordinate Voting Share will become convertible at the option of the holder of such Subordinate Voting Shares into Proportionate Voting Shares on the basis of 100 Subordinate Voting Shares for one Proportionate Voting Share, at any time while such offer is in effect until one day after the time prescribed by applicable securities legislation or stock exchange rules for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer. For the avoidance of doubt, fractions of Proportionate Voting Shares may be issued in respect of any amount of Subordinate Voting Shares in respect of which the Subordinate Voting Share conversion right is exercised which is less than 100.
Subdivision or Consolidation
The Subordinate Voting Shares may not be consolidated or subdivided unless the Proportionate Voting Shares are simultaneously consolidated or subdivided utilizing the same divisor or multiplier.
Anti-Takeover Provisions
The provisions of the Articles and Business Corporations Act summarized below may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including an attempt that might result in the shareholder’s receipt of a premium over the market price of such shareholder’s Subordinate Voting Shares.
Division 7 of the Business Corporations Act

Exhibit 4.1
Division 7 of the Business Corporations Act provides advance notice procedures for shareholders seeking to bring business before our annual meeting of shareholders. These procedures may preclude our shareholders from bringing matters before our annual meeting of shareholders if proper procedures are not followed. We expect that these procedures may also discourage or deter a potential acquirer from attempting to obtain control of Verano.
Articles
Our Articles include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our Board or management team, including the following:
•Special Meetings of Shareholders. The Articles provide that special meetings of our shareholders may only be called by a majority of our directors. This provision could have the effect of preventing or delaying significant corporate actions that would otherwise be taken by the holders of at least a majority of the combined voting power of our Subordinate Voting Shares and Proportionate Voting Shares.

•Authorized but Unissued Shares. The authorized but unissued Subordinate Voting Shares and Proportionate Voting Shares will be available for issuance without shareholder approval, subject to any limitations imposed by the listing standards of the Canadian Securities Exchange. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued Subordinate Voting Shares and Proportionate Voting Shares enables our Board to make it more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
Registration and Listing
Our Subordinate Voting Shares are registered pursuant to Section 12 of the Exchange Act and are listed on the Canadian Securities Exchange under the symbol “VRNO.” Our Proportionate Voting Shares are not registered pursuant to Section 12 of the Exchange Act and are not and will not be listed on any stock market or exchange.
Transfer Agent and Registrar
The transfer agent and registrar for our Subordinate Voting Shares is Odyssey Trust Company. The transfer agent’s address is 2155 Woodlane Drive, Woodbury, MN 55125.